Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
                                                                                                news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS FIRST-QUARTER 2007 RESULTS
WINSTON-SALEM, N.C. (April 26, 2007) – Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the 2007 first quarter.
Total net sales increased slightly to $1.04 billion, and earnings per diluted share were $0.12, which were significantly lower than a year ago primarily because of several factors related to the company’s new independent structure following its spinoff in September 2006. In addition to operating performance, results in the quarter reflect costs associated with restructuring, stand-alone independent company costs, increased interest expense and other actions.
“Our performance was on track with our expectations for the quarter,” Hanesbrands Chief Executive Officer Richard A. Noll said. “We increased sales, made strategic advances in operations and generated cash for investment in our business. We are off to a solid start in our first full year, which is the foundation for achieving our long-term growth goals.”
Period Highlights
Highlights for the quarter ended March 31, 2007, include:
•	Total net sales increased by $7 million, or 0.7 percent, to $1.04 billion, up from $1.03 billion in the year-ago quarter ended April 1, 2006.

Growth in the outerwear segment resulted from double-digit gains for Champion activewear and increases for Hanes casualwear and more than offset generally flat sales in the innerwear segment and declines in other segments.

•	Operating profit, as measured under generally accepted accounting principles, was $68.9 million, a decrease of 28.4 percent from $96.2 million a year ago. The profit decline primarily reflected restructuring and related charges for plant closures, higher cotton costs and increased investment in business operations.

Hanesbrands Inc. Reports First-Quarter 2007 Results – Page 2
“While we had a number of costs this quarter associated with becoming an independent company that we did not have in the year-ago quarter, we are benefiting from past cost-reduction efforts, corporate consolidation and streamlining, and continued progress with our global supply chain strategy of moving production to lower-cost countries,” Noll said. “Our operating margin excluding actions, which we use to measure and manage our business, was on track with our expectations for the quarter.”

The operating profit margin excluding actions was 8.6 percent in the quarter, compared with 9.8 percent a year ago, down primarily due to higher cotton costs and selected investment behind business initiatives. (Operating profit excluding actions is a non-GAAP measure used to better assess underlying business performance because it excludes the effect of unusual actions that are not directly related to operations. The unusual actions in the quarter were restructuring and related charges, nonrecurring spinoff and related costs, and amortization of a gain on postretirement benefits. See Table 4A for details and reconciliation with reported operating results.)

•	Net income for the quarter was $12.0 million, down from $74.6 million a year ago, primarily as a result of the company’s new independent structure. The decrease in net income reflected increased interest expense, reduced operating profit and a higher effective income tax rate.

Interest expense increased in the quarter by $48.6 million to $51.7 million, up from $3.1 million a year ago as a result of debt incurred in the company’s spinoff. The effective income tax rate for the quarter was 30.0 percent, up from 19.9 percent a year ago as a result of Hanesbrands’ tax structure as an independent company.

•	Using cash flow from operations, the company made a voluntary $42 million pension contribution in the quarter, reducing the company’s underfunded liability for qualified pension plans to approximately $131 million. The company’s qualified pension plan liability is now 84 percent funded, which meets the company’s 2007 goal.
Other Quarter Comments
Hanesbrands continues to make progress on its strategy of building its largest and strongest brands in core categories through innovation in key items.
In March, the Hanes brand launched a new national television, print and Internet advertising campaign for its Hanes All-Over Comfort Bra with ComfortSoft Straps featuring celebrity Jennifer Love Hewitt. Since the campaign was launched, we have seen accelerated retail sell-through of the All-Over Comfort Bra.

Hanesbrands Inc. Reports First-Quarter 2007 Results – Page 3
The Champion brand has achieved annual compound growth of more than 15 percent over the past two years and has increased distribution penetration in the mid-tier department store, sporting goods and mass retail channels. Innovative additions to the Champion product lines of performance apparel, activewear, sports bras, socks and underwear include double-dry fabric jerseys, shorts and other products.
Hanesbrands continues to execute its long-term global supply chain strategy of moving production to lower-cost countries to increase competitiveness. In the first quarter of 2007, the company announced plans to close two domestic textile facilities and two domestic distribution centers. The company also ended operations at three facilities for which closure plans had been previously announced. The company recognized $21.5 million in restructuring and related charges in the quarter, $4.6 million of which were noncash.
“We continue to successfully execute our core improvement strategies of reducing costs, increasing investment in our strongest brands and generating cash,” Noll said. “These efforts are fundamental to our model to create value and drive growth in sales, operating profit and diluted earnings per share beyond this baseline year.”
Hanesbrands Policy on Guidance
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company plans to communicate appropriately to provide investors with an understanding of long-term goals, the trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 10 a.m. EDT today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 11 a.m. EDT.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands corporate Web site. A telephone playback will be available from approximately noon EDT today until midnight EDT on May 3, 2007. The replay will be available by calling toll-free (888) 286-8010, or (617) 801-6888 for international callers. The replay pass code is 62716555.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments

Hanesbrands Inc. Reports First-Quarter 2007 Results – Page 4
to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost countries around the world; our ability to effectively implement other components of our business strategy; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to successfully manage adverse changes in social, political, economic, legal and other conditions affecting our foreign operations; retailer consolidation and other changes in the apparel essentials industry; our ability to keep pace with changing consumer preferences; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; fluctuations in the price or availability of cotton or labor; our substantial debt and debt-service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs; and other risks identified from time to time in our 2006 Annual Report on Form 10-K, 2006 Transitional Report on Form 10-KT, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in 24 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31, 2007	April 1, 2006	% Change
Net sales:
Innerwear	$590,447	$593,620
Outerwear	283,635	267,286
Hosiery	73,693	77,314
International	90,777	91,966
Other	15,398	16,997

Total segment net sales	1,053,950	1,047,183
Less: Intersegment	14,056	14,323

Total net sales	1,039,894	1,032,860	0.7%

Cost of sales	700,215	691,968

Gross profit	339,679	340,892	-0.4%
As a % of net sales	32.7%	33.0%

Selling, general and administrative expenses	254,567	243,370
As a % of net sales	24.5%	23.6%

Restructuring	16,246	1,284

Operating profit	68,866	96,238	-28.4%
As a % of net sales	6.6%	9.3%

Interest expense, net	51,717	3,100

Income before income taxes	17,149	93,138

Income tax expense	5,145	18,546

Net income	$12,004	$74,592	-83.9%

Earnings per share (1):
Basic	$0.12	$0.77
Diluted	$0.12	$0.77

Weighted average shares outstanding (1):
Basic	96,475	96,306
Diluted	97,105	96,306

(1)	For the quarter ended April 1, 2006, basic and diluted EPS were computed using the number of common stock shares outstanding on the spinoff date (September 5, 2006).

TABLE 2
HANESBRANDS INC
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31, 2007	December 30, 2006
Assets
Cash and cash equivalents	$149,290	$155,973
Trade accounts receivable	513,823	488,629
Inventories	1,253,668	1,216,501
Other current assets	196,566	210,077

Total current assets	2,113,347	2,071,180

Property, net	530,882	556,866
Intangible assets and goodwill	419,714	418,706
Other noncurrent assets	390,640	388,868

Total assets	$3,454,583	$3,435,620

Liabilities
Accounts payable and accrued liabilities	$615,847	$587,542
Other current liabilities	30,929	23,639

Total current liabilities	646,776	611,181

Long-term debt	2,474,625	2,484,000
Other noncurrent liabilities	241,862	271,168

Total liabilities	3,363,263	3,366,349

Equity	91,320	69,271

Total liabilities and equity	$3,454,583	$3,435,620

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2007	April 1, 2006
Operating activities:
Net income	$12,004	$74,592
Depreciation and amortization	28,170	29,095
Changes in assets and liabilities, net, and other	(40,765)	(1,390)

Net cash from operating activities	(591)	102,297

Investing Activities:
Purchases of property and equipment, net, and other	(3,500)	(20,472)

Financing Activities:
Transactions with parent companies and other	(2,759)	(136,899)

Effect of changes in foreign currency exchange rates on cash	167	337

Decrease in cash and cash equivalents	(6,683)	(54,737)

Cash and cash equivalents at beginning of year	155,973	510,632

Cash and cash equivalents at end of period	$149,290	$455,895

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)
Reconciliation of Reported Operating Results with
Certain Information Excluding Actions

	Quarter Ended
	March 31, 2007	April 1, 2006
A. Operating profit excluding actions

Operating profit as reported	$68,866	$96,238
Plant closings	21,513	1,284
Amortization of gain on postretirement benefits included in SG&A	(2,013)	—
Spinoff and related charges included in SG&A	801	4,197

Operating profit excluding actions	$89,167	$101,719

Percentage of net sales	8.6%	9.8%

B. Net income excluding actions

Net income as reported	$12,004	$74,592
Plant closings	21,513	1,284
Amortization of gain on postretirement benefits included in SG&A	(2,013)	—
Spinoff and related charges included in SG&A	801	4,197
Tax effect on plant closings, amortization of gain and spinoff and related charges in SG&A	(6,090)	(1,091)

Net income excluding actions	$26,215	$78,982

C. Supply chain actions

Plant closings
-Accelerated depreciation included in Cost of sales	$5,267	$—
-Restructuring	16,246	1,284

Total	$21,513	$1,284

Noncash amount	$4,634	$—

D. EBITDA

Net income	$12,004	$74,592
Interest expense, net	51,717	3,100
Income tax expense	5,145	18,546
Depreciation and amortization	28,170	29,095

Total EBITDA	$97,036	$125,333